Rule 424(b)(3)
                                             File No. 333-59019


                              NAVIDEC, INC.
     Prospectus Supplement to Prospectus Dated July 22, 1998


     On August 5, 1998, NAVIDEC, Inc. (the "Company") announced that it signed a letter of intent to merge with VSI Holdings Inc. ("VSIH"). Additional information concerning that letter of intent is disclosed in the Company's Prospectus Supplement dated August 14, 1998. On August 20, 1998, the Company announced that discussions relating to the potential merger with VSIH were suspended and that the Company does not have any plans to renew the negotiations.

     This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated July 22, 1998 and Prospectus
Supplement dated August 14, 1998.

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    The date of this Prospectus Supplement is August 26, 1998
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